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                                       Exhibit 10-29, Annual Report on Form 10-K
                                            for the year ended December 31, 1996
                                                   Commission File Number 1-3671





EMPLOYMENT AGREEMENT FOR NICHOLAS D. CHABRAJA

         This Employment Agreement dated as of November 12, 1996, by and between General Dynamics Corporation, a Delaware Corporation (the "Corporation") and Mr. Nicholas D. Chabraja;

         WHEREAS, since January 1, 1993, Mr. Chabraja has served as Senior Vice President and General Counsel of the Corporation, and since March 4, 1994, has served as Executive Vice President and a member of the Board of Directors of the Corporation;

         WHEREAS, the Corporation desires to employ Mr. Chabraja, effective January 1, 1997, as its Vice Chairman, and effective June 1, 1997, as its Chairman and Chief Executive Officer; and

         WHEREAS, Mr. Chabraja is willing to serve in such capacity with the Corporation and to devote his full business time and attention to the business and affairs of the Corporation and, in connection therewith, to withdraw as a partner of the law firm of Jenner & Block, Chicago, Illinois, effective January 1, 1997;

         NOW THEREFORE, it is hereby agreed by and between the Corporation and Mr. Chabraja as follows:

1. Effective January 1, 1997, the Corporation hereby agrees to employ Mr. Chabraja, and Mr. Chabraja hereby agrees to accept such employment, as the Vice Chairman of the Corporation and to discharge such duties and responsibilities as are provided for in the Bylaws of the Corporation and as may from time to time be assigned to him by the Chairman and Chief Executive Officer of the Corporation. Furthermore, the Corporation hereby agrees to employ Mr. Chabraja effective June 1, 1997, and Mr. Chabraja hereby agrees to accept such employment, as the Chairman and Chief Executive Officer of the Corporation with such duties and responsibilities as are provided for in the Bylaws of the Corporation and as may be assigned to him from time to time by the Board of Directors of the Corporation.

2. Effective January 1, 1997, Mr. Chabraja shall be paid base compensation at the rate of $600,000 per year and effective June 1, 1997, Mr. Chabraja shall be paid base compensation at the rate of $700,000 per year. Thereafter, Mr. Chabraja shall receive increases in his base compensation as may from time to time be determined by the Compensation Committee of the Board of Directors of the Corporation provided that in no event during the term of this Employment Agreement shall Mr. Chabraja be paid base compensation at a rate of less than $700,000 per year.
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In addition to base compensation, Mr. Chabraja shall be granted compensation incentives and annual incentive compensation awards commensurate with the Corporation's performance in comparison to strategic and operational plans and the performance pay levels of other chief executive officers both on a national basis and in the defense industry. In addition, Mr. Chabraja shall be eligible for all other benefits and perquisites offered to other salaried officers of the Corporation who are employed at the Corporate Headquarters, including retirement plan benefits, SSIP benefits, group insurance coverage and other benefits provided to such senior executive officers. In addition, Mr. Chabraja shall be entitled to the use of corporate aircraft, consistent in all cases with Board resolutions and the Corporation's policies regarding the use of such aircraft.

3. Effective January 1, 1997, Mr. Chabraja will withdraw as a partner of the law firm of Jenner & Block, but shall remain "of counsel" to such firm for the period from January 1, 1997, to May 31, 1997, in order to enable him to effectively transition his client practice to other individuals in the firm. On June 1, 1997, Mr. Chabraja shall terminate the "of counsel" relationship to such firm and after said date and during his employment by the Corporation shall have no employment relationship with Jenner & Block.

4. Effective January 1, 1997, Mr. Chabraja will move his residence to the Washington, D. C., metropolitan area. In that regard, the Corporation hereby agrees to pay to Mr. Chabraja a one-time housing allowance of up to $250,000, "grossed-up" for all federal, state and local taxes payable in connection with that payment, in order to defray the cost and expenses of such move, provided Mr. Chabraja shall provide to the Corporation written evidence or other satisfactory substantiation of the expenditure of such amounts.

5. In recognition of Mr. Chabraja's separation from Jenner & Block and employment as Vice Chairman and thereafter Chairman and Chief Executive Officer of the Corporation, the Corporation hereby agrees to provide to Mr. Chabraja with the Supplemental Retirement Benefit Agreement of even date herewith, attached as an Addendum to this Employment Agreement which will provide to him an annual retirement benefit of $280,000, if Mr. Chabraja voluntarily terminates his employment during the first three years of this Agreement, increasing by $6,296 per full month of service with the Corporation that Mr. Chabraja completes during the period from January 1, 2000, to December 31, 2002. In the event Mr. Chabraja's employment with the Corporation is terminated prior to December 31, 2002, by the Corporation other than "for cause," as defined in Paragraph 6 hereto, then for purposes of the Supplemental Retirement Benefit Agreement, Mr. Chabraja will be deemed to have completed his employment on December 31, 2002. Payment of retirement benefits to Mr. Chabraja may not commence prior to January 1, 2003.

6. This Employment Agreement shall be effective on the date hereof and shall terminate on December 31, 2002. In the event this Employment Agreement is terminated by the Corporation prior to December 31, 2002, other than "for cause," the Corporation shall pay to Mr. Chabraja at the time of such termination the amounts Mr. Chabraja would have been entitled to for the full term hereof, based on his base compensation on the date of such termination. If this Employment Agreement is terminated prior to December 31, 2002, by Mr. Chabraja, or is terminated by the Corporation "for cause," the Corporation shall pay Mr. Chabraja, at the time of such termination, all amounts due hereunder through the date of such termination. Termination of this Employment Agreement prior to December 31, 2002, shall in no event affect Mr. Chabraja's rights under Section 5 hereof.

For purposes of this Section 6, termination "for cause" shall mean action by Mr.
Chabraja: (i) an act or acts of personal dishonesty, (ii) conviction of a felony
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     related to the Corporation, (iii) material violation of General Dynamics'
     standards of business ethics and conduct, or (iv) individually filing or participating in a lawsuit against the Corporation.

     Upon any termination of Mr. Chabraja's employment by the Corporation, in addition to any and all other sums Mr. Chabraja may then be entitled, the Corporation hereby agrees that he shall also be entitled to a directed buy-out of the residence being acquired by him contemporaneously with the execution of this Employment Agreement, which is located in McLean, Virginia, in an amount which is equal to the greater of (a) the then appraised value of said residence, (b) the original cost to Mr. Chabraja of such property, plus all improvements made by him thereto, as defined in the Corporation's Relocation Policy.

7. Mr. Chabraja is currently a party to a Severance Protection Agreement with the Corporation dated January 18, 1996, which provides certain benefits to Mr. Chabraja in the event of a termination of Mr. Chabraja's employment with the Corporation. The parties agree that in the event of a termination of Mr. Chabraja's employment with the Corporation, such that he has rights under this Employment Agreement and the Severance Protection Agreement, or any extension or modification thereof, Mr. Chabraja shall be entitled to receive the benefits under the provisions of Sections 2.1(b)(i) and (ii) of the Severance Protection Agreement or the First Paragraph of Section 6 of his Employment Agreement, whichever is greater. In addition, as to those benefits provided for in both the Severance Protection Agreement, or any extension or modification thereof, and this Employment Agreement, Mr. Chabraja will be entitled to those benefits which are the more favorable to him. Except as provided for in this Section 7, the Severance Protection Agreement shall remain in full force and effect.

8. This Employment Agreement shall ensure to the benefit of and be binding upon the Corporation and successors and assigns and upon Mr. Chabraja and his heirs, executors, and assigns and shall be construed and enforced in accordance with the laws of the State of Delaware.



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         IN WITNESS WHEREOF, the Corporation and Mr. Chabraja have executed this
Employment Agreement as of the day and year first above written.

                                                  General Dynamics Corporation



                                                  By  /s/William P. Wylie
                                                    ---------------------


Attest:


 /s/Paul A. Hesse
--------------------------
Secretary

                                                      /s/ Nicholas D. Chabraja
                                                    --------------------------
                                                      Nicholas D. Chabraja






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                                   ADDENDUM
                         RETIREMENT BENEFIT AGREEMENT

ADDENDUM TO AGREEMENT dated as of 12 November 1996 between General Dynamics Corporation, a Delaware corporation (the `'Corporation"), and Nicholas D. Chabraja (the "Employee").

WHEREAS, the Employee has accrued retirement benefits which will be payable to him from the General Dynamics Retirement Plan for Salaried Employees (the "Retirement Plan") and to the extent the accrued benefits under the Retirement Plan are limited by Section 415, 401 (a)(4) or 401 (a)(17) of the Internal Revenue Code (or similar provision), any benefit that would have been provided by the benefit formula of the Retirement Plan in excess of those limitations will be provided under a nonqualified plan (Supplemental Retirement Plan). The Retirement Plan and the Supplemental Retirement Plan are hereinafter collectively referred to as the Retirement Program."

WHEREAS, this Agreement provides for retirement benefits to be paid on the Employee's retirement.

NOW, THEREFORE, in consideration for the Employee's past employment by the Corporation and the Employee's future services, the Corporation and the Employee agree as follows:

 1.      MEMBERSHIP IN GENERAL DYNAMICS RETIREMENT PLAN. The

Employee will continue to be a member of the General Dynamics Retirement Program, a copy of which has been furnished to him.

 2.      RETIREMENT BENEFIT. Upon the Employee's retirement from the

Corporation, the Employee shall be entitled to such annual retirement benefits, if any, as of the date of the Employee's termination of employment with the Corporation, based upon the terms of the Retirement Program. Payment of these benefits shall commence at such time and in the form the Employee elects pursuant to the terms of the Retirement Plan.

 3.      SUPPLEMENTAL RETIREMENT BENEFIT.

(a) Upon the termination of the Employee's employment with the Corporation, but no earlier than 1 January 2003, the Employee shall also be paid by the Corporation each year, as an additional annual retirement benefit for his life, an amount (the "Supplement"), if any, by which the Estimated Retirement Plan Benefit for his life (as described in Paragraph (c)) exceeds the annual retirement benefit for his life that he is entitled to be paid pursuant to the Retirement Program.





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(b)  The benefit provided by Paragraph (a) of this section will not be provided to the Employee if the Employee causes harm to the Corporation (financial, reputation, or product), through: (i) an act or acts of personal dishonesty, (ii) conviction of a felony related to the Corporation, (iii) material violation of General Dynamics' standards of business ethics and conduct, (iv) individually filing or participating in a lawsuit against the Corporation, or (v) subsequent employment with a competitor without Compensation Committee approval.

(c) The Estimated Retirement Benefit shall equal an annual retirement benefit of $280,000 for the first three years of the Employment Agreement and shall increase $6,296 per full month of service with the Corporation that Mr. Chabraja completes during the period of 1 January 2000 to 31 December 2002.

 4.      ALTERNATE FORM OF BENEFIT. The Employee shall have the option,

on written notice transmitted to the Corporation at least 30 days prior to the date on which payment of his benefit would otherwise commence hereunder, to elect to receive the retirement benefit described herein payable in an alternate form as provided by the Retirement Plan or, in the Corporation's discretion, in another form of actuarial equivalent value. The applicable single-life annual benefit shall then be converted to the alternate form elected by the application of the actuarial factors used for converting benefits under the Retirement Plan at the time the retirement benefit is to commence.

 5.      SURVIVOR BENEFIT IN CASE OF DEATH PRIOR TO

COMMENCEMENT OF BENEFITS. If the Employee dies prior to commencement of benefits, his spouse shall be entitled to receive payment of the Supplement (as calculated in Paragraph 3(a)) as a pre-retirement surviving spouse annuity as defined in the Retirement Plan (currently defined at a 50% Contingent Annuity) for her life, commencing on the Employee's death. The amount of the benefit shall be calculated by the application of the actuarial factors used by the Retirement Plan for calculating the surviving spouse annuity as of the date of the Employee's death. The Employee's Spouse shall also be entitled to payment of such retirement benefits (as defined in Paragraph 2), if any, as provided under the terms of the Retirement Program.

 6. PAYMENT. All annual retirement benefits for the life of the Employee (or alternate form of benefit) or other amounts payable as provided in this Agreement shall be paid as provided in the Employee's benefit election under the Retirement Plan. Any retirement benefits to which the Employee is entitled under this Agreement shall be paid directly by the Corporation to the extent they are not paid under the Retirement Plan. The Corporation may, in its sole discretion, accelerate the payment of benefits under this Agreement in a form of actuarial equivalent value.


 .



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 7.      NO ASSIGNMENT. No benefit under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Retirement Program or pursuant to a Qualified Domestic Relations Order as described in Code Section 414(p).

 8.      PAYMENT FROM GENERAL ASSETS.

(a) Unless otherwise determined by the Corporation, the Supplement will be payable by the Corporation from its general assets. The Corporation shall not be obliged to acquire, designate or set aside any specific assets for payment of the Supplement. Further, the Employee shall have no claim whatsoever to any specific assets or group of assets of the Corporation.

(b) The Corporation may, in its discretion, designate that the Supplement shall be satisfied from the assets of a trust, fund, or other segregated group of assets. But, should these assets prove to be insufficient to satisfy payment of the Supplement or postretirement benefits described above, the Corporation shall remain liable for their payment unless otherwise agreed to by the parties of this Agreement.







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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on behalf of its Chairman and Chief Executive Officer by the Corporate Vice President -Human Resources and Administration and its corporate seal to be hereunto affixed and attested to by the Secretary of the Corporation, and the Employee has executed this Agreement as of the date first above written.

 ATTEST:                                     GENERAL DYNAMICS CORPORATION

 /s/ Paul A. Hesse                        By  /s/ William P. Wylie
------------------                          -------------------------------
 Secretary                                      William P. Wylie
                                                Corporate Vice President - Human
                                                Resources and Administration

  /s/ Margaret N. House                 /s/ Nicholas D. Chabraja
---------------------------         ----------------------------
Witness                                      Employee